Exhibit (a)(1)(H)

QUESTIONS AND ANSWERS ABOUT

RESTRICTED STOCK UNITS AND STOCK OPTIONS

The following questions and answers address briefly some of the questions that you may have about how restricted stock units and stock options of Getty Images, Inc. will be treated in connection with the proposed merger of Getty Images, Inc. with an affiliate of Hellman & Friedman LLC. These questions and answers are a summary and may not address all questions that may be important to you as a holder of restricted stock units and/or stock options. For a more complete description of the treatment of stock options, you should read the tender offer statement and attached offer to purchase we emailed to you and filed with the Securities and Exchange Commission on May 23, 2008. For more information about the merger, you should read the definitive proxy statement we filed with the Securities and Exchange Commission on May 22, 2008.

RESTRICTED STOCK UNITS (RSUs)

Q:	How will my RSUs be treated in the merger?

A:	In connection with the merger, all of your RSUs will be automatically converted into the right to receive cash that will be paid to you through our payroll services, your brokerage account or accounts payable.

Q:	What RSUs will be converted?

A:	We are converting all RSUs outstanding immediately prior to the effective time of the merger that were issued under any of our equity incentive plans.

Q:	How much will I receive for my RSUs?

A:	We will pay you $34.00 in cash, without interest and less applicable withholding taxes, for each of your RSUs.

Q:	Do I need to submit any paperwork or take any other action to receive my cash payment for my RSUs?

A:	No. Your RSUs will be automatically converted into cash without any action on your part and will be paid to you through our payroll services, your brokerage account or accounts payable.

Q:	What happens if the merger does not occur?

A:	If the merger is not completed, all RSUs will remain outstanding and subject to their current terms and conditions, including the vesting schedule.

Q:	When will I receive my cash payment for my RSUs if the merger occurs?

A:	You will receive the cash payment described above in exchange for your RSUs, less any applicable withholding taxes, no later than promptly after the next regular payroll date after the date the merger is completed.

Q:	Are there any tax consequences to the conversion of my RSUs?

A:	Your tax consequences with respect to the conversion of your RSUs may vary depending on whether you are subject to tax only in the United States or in a country other than the United States. You should consult with your own tax advisor to determine the personal tax consequences to you of the conversion of your RSUs.

Q:	Who can I talk to if I have questions about the treatment of my RSUs?

A:	For additional information or assistance, you should contact:

•	Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415);

•	Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406);

•	Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769); or

•	Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191).

STOCK OPTIONS

Q:	How will my options be treated in the merger?

A:	In connection with the merger, we are offering to purchase all outstanding options in exchange for a cash payment as described below.

Q:	What options are we offering to purchase?

A:	We are offering to purchase all outstanding options to purchase shares of our common stock, whether or not these options are vested.

Q:	If I have multiple outstanding option grants, can I choose which options I want to tender in the offer?

A:	No. If you wish to tender any of your outstanding options in the offer, you must tender all of your options. Partial tenders pursuant to the offer will not be accepted.

Q:	Who is eligible to participate in the offer?

A:	All holders of outstanding options to purchase shares of our common stock are eligible to participate in the offer, including any holder of outstanding options who is on a leave of absence from his or her employment relationship with us or any of our subsidiaries and any former employee who holds options that have not expired as of 9:00 a.m., Pacific Time, on June 23, 2008 (or on a later expiration date if the offer is extended as described below). With respect to optionholders who no longer work for Getty Images, only that portion of his or her options that remains outstanding on June 23, 2008 (or on a later expiration date if the offer is extended) will be eligible to participate in the offer. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended, or if it is extended, for how long.

Q:	How much will I receive for my tendered options?

A:	Upon the completion of the offer, each of your options validly tendered and not withdrawn will be cancelled and we will pay you the greatest of the following amounts in cash with respect to each of your separate option grants, without interest and less any applicable tax withholdings:

•

the “spread value” of such option grant, which is the product of (a) the excess, if any, of U.S. $34.00 per share over the per share exercise price of such option grant multiplied by (b) the aggregate number of shares of Getty Images common stock issuable upon exercise of such option grant;

•	U.S. $0.05 multiplied by the number of shares of Getty Images common stock issuable upon exercise of such option grant; or

•	U.S. $1,000 for such option grant.

If you elect to participate in the offer, in no event will you receive less than U.S. $1,000 in exchange for the cancellation of all of your tendered options, less any applicable tax withholdings.

For example:

•

A tendered grant of options to purchase 500 shares for U.S. $29.00 per share would be cancelled in exchange for a cash payment of U.S. $2,500, prior to any applicable tax withholdings, pursuant to the offer, which is the first bullet point above (the “spread value” of this option grant). This amount is greater than both (a) U.S. $0.05 multiplied by 500 (the total number of shares issuable pursuant to such option grant), or U.S. $25.00, and (b) U.S. $1,000, which are the amounts determined pursuant to the second and third bullet points above, respectively.

•

A tendered grant of options to purchase 25,000 shares for U.S. $40.00 per share would be cancelled in exchange for a cash payment of U.S. $1,250, prior to any applicable tax withholdings, pursuant to the offer, which is the second bullet point above (U.S. $0.05 multiplied by the total number of shares issuable pursuant to such option grant). This amount is greater than both (a) U.S. $0.00 (the “spread value” of this option grant), and (b) U.S. $1,000, which are the amounts determined pursuant to the first and third bullet points above, respectively.

•

A tendered grant of options to purchase 100 shares for U.S. $32.00 per share would be cancelled in exchange for a cash payment of U.S. $1,000, prior to any applicable tax withholdings, pursuant to the offer, which is the third bullet point above (the U.S. $1,000 minimum payment per option grant). This amount is greater than both (a) U.S. $200, the “spread value” of this option grant determined by multiplying U.S. $2.00 (the excess of U.S. $34.00 over U.S. $32.00) by 100, or (b) U.S. $0.05 multiplied by 100 (the total number of shares issuable pursuant to such option grant), or U.S. $5.00, which are the amounts determined pursuant to the first and second bullet points above, respectively.

The examples above are provided for illustrative purposes only. You will receive a personal options statement from us that indicates how much you will be entitled to receive for each of your option grants if you decide to participate in the offer.

Q:	If I decide to participate in the offer, validly tender my outstanding options and do not timely withdraw my outstanding options, what will happen to my outstanding options if the offer is completed?

A:	Once we have accepted your outstanding options pursuant to the offer, your options will be cancelled and you will no longer have any rights under those options. We intend to cancel all tendered options accepted pursuant to the offer promptly following the completion of the offer.

Q:	What is the deadline to elect to tender my outstanding options in the offer?

A:	The deadline to elect to tender your outstanding options for cancellation in exchange for the cash payment is 9:00 a.m., Pacific Time, on the “expiration date,” which is June 23, 2008 (or on such later expiration date if the offer is extended). This deadline means that Lisa Calvert, SVP Human Resources at Getty Images, must have received a proper election to tender your outstanding options before that time in the manner described below. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long.

Q:	Is the offer subject to completion of the merger or any other conditions?

A:	Yes. The offer is subject to the completion of the merger and other conditions as set forth in the tender offer statement and offer to purchase filed with the Securities and Exchange Commission on May 23, 2008.

Q:	What will happen to my outstanding options if I do not tender them in the offer and the merger occurs?

A:	If you do not participate in the offer, you will not be entitled to receive any payment described above for your outstanding options and you will not receive any other payment or consideration for your options pursuant to the merger agreement. Any outstanding options that are not tendered in the offer will remain outstanding after the completion of the merger in accordance with their terms and conditions, including the substitution of and adjustments to those options that would result from the completion of the merger pursuant to the terms of the applicable plan governing the options. If you were to exercise your options after the completion of the merger, you would be required to pay in cash (a) your option exercise price(s), and (b) income and employment taxes applicable to your option spread. These cash payments would be required at the time of exercise even though, as described below, you may not be able to sell the shares acquired upon option exercise as there would likely not be any market for the shares. We encourage all optionholders to review the terms of the plan or plans applicable to their options prior to deciding whether to participate in the offer.

After completion of the merger, as further described in the offer to purchase, Getty Images common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934. In addition, none of the holding companies of Getty Images after completion of the merger, including any holding company that provides substitute options with respect to outstanding stock options after completion of the merger, will have common stock listed or quoted on any stock exchange or registered under the Securities Exchange Act of 1934. As a result, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell. In addition, immediately following the merger, Getty Images will no longer be subject to the provisions of the Sarbanes-Oxley Act of 2002 or the liability provisions of the Securities Exchange Act of 1934, and officers of Getty Images will no longer be required to publicly certify the accuracy and completeness of the financial statements and other information relating to Getty Images.

Q:	What happens if the merger does not occur?

A:	If the merger is not completed, all tenders of options pursuant to the offer will be deemed ineffective, and all options will remain outstanding and subject to their current terms and conditions.

Q:	Are my currently unvested outstanding options eligible for the offer?

A:	Yes. All of your outstanding options, whether or not vested or exercisable, will become fully vested and exercisable immediately at the effective time of the merger. The merger must close in order for the acceleration of the vesting of your outstanding options to take effect. Consequently, you can elect to tender your outstanding options that are both currently vested and unvested, with the understanding that all of your options will become vested to the extent they have not expired or otherwise terminated on or prior to the closing of the merger.

Q:	How do I participate in the offer?

A:	To participate in the offer, you must complete and deliver the election form accompanying the offer to purchase to Lisa Calvert either by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103 before 9:00 a.m., Pacific Time, on June 23, 2008 (or on such later expiration date if the offer is extended). Only election forms that are completed, signed, and actually received by Lisa Calvert pursuant to the acceptable forms of delivery described above by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

Q:	What happens if I elect to tender my outstanding options but subsequently exercise some or all of my options prior to the expiration date of the offer?

A:	If you elect to tender your outstanding options pursuant to the offer but subsequently exercise some or all of your outstanding options pursuant to their terms prior to the expiration date of the offer, your election to tender will still be accepted but will no longer apply to your exercised options because the offer only applies to options that are outstanding on the expiration date. With respect to any shares of Getty Images common stock that you receive in connection with the exercise of any options prior to completion of the merger, those shares subsequently will be converted into the right to receive U.S. $34.00 per share in cash, without interest, upon the completion of the merger.

Q:	What happens if I elect to tender my outstanding options but some or all of my options terminate pursuant to their terms prior to the expiration date of the offer?

A:	If you elect to tender your outstanding options pursuant to the offer but some or all of your options terminate pursuant to their terms prior to the expiration date of the offer, your election to tender will still be accepted but will no longer apply to your terminated options because the offer only applies to options that are outstanding on the expiration date. If we extend the offer, we will have no liability or other obligation to make cash payments with respect to options that expire by their terms during the extension period.

Q:	What will happen if I do not turn in my election form by the deadline?

A:	If we do not receive your election form by the deadline, then you will retain your outstanding options. If the merger is completed, (a) you will not receive any payment or other consideration for your outstanding options in connection with the completion of the merger and (b) you will continue to hold all of your options after completion of the merger, subject to the current terms and conditions of those options, including the substitution of and adjustments to those options that would result from the completion of the merger, pursuant to the terms of the applicable plan governing the options. As discussed above, there will not be any public market for shares of common stock received upon exercise of options after the merger and such shares would be difficult to value and difficult to sell.

Q:	When and how may I withdraw a previous tender of outstanding options in the offer?

A:	You may withdraw your tender of outstanding options pursuant to the offer at any time before 9:00 a.m., Pacific Time, on June 23, 2008. If we extend the offer, you may withdraw your tender of outstanding options at any time until the extended expiration of the offer. Once you have withdrawn options, you may only re-elect to tender your outstanding options by again following the tender procedure described above.

To withdraw a previous tender of outstanding options pursuant to the offer, you must complete and deliver the withdrawal form accompanying the offer to purchase to Lisa Calvert by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 North 34th Street, Seattle, Washington 98103, in either case, before 9:00 a.m., Pacific Time, on June 23, 2008 (or on such later expiration date if the offer is extended). In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date. Only withdrawal forms that are completed, signed, and actually received by Lisa Calvert pursuant to the acceptable forms of delivery described above by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express, are not permitted.

Q:	When will I receive my cash payment if I tender my outstanding options and the offer has been completed and not terminated pursuant to its terms?

A:	If all of the conditions to the offer, including the completion of the merger, are satisfied or waived and you have tendered all of your outstanding options, you will receive the cash payment described above in exchange for your cancelled options, less any withholding taxes, promptly following the expiration of the offer.

Q:	Are there any tax consequences to my participation in the offer?

A:	Your tax consequences with respect to the offer may vary depending on whether you are subject to tax only in the United States or in a country other than the United States, as further described in the offer to purchase. You should consult with your own tax advisor to determine the personal tax consequences to you of participating in the offer.

Q:	How should I decide whether or not to tender my outstanding options in the offer?

A:	We recommend that you consult with your own advisors to help determine if participation in the offer is right for you.

Q:	What do I do if I DO NOT want to participate in the offer with respect to my outstanding options?

A:	Nothing. You should not return the election form or take any other action if you decide not to participate in the offer.

Q:	Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A:	For additional information or assistance, you should contact:

•	Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415);

•	Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406);

•	Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769); or

•	Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191).